Exhibit 99.1

February 4, 2013

The Honorable Ronald A. Brisé

Chairman

Florida Public Service Commission

2540 Shumard Oak Boulevard

Tallahassee, Florida 32399-0850

Re: Test Year Notification Pursuant to Rule.25-6.140, Florida Administrative Code

Dear Chairman Brisé:

For many years Tampa Electric Company (“Tampa Electric” or “the company”) has provided safe and reliable electric service to its customers at reasonable prices. Tampa Electric remains focused on delivering the efficient and cost-effective services that meet our customers’ needs and expectations, and we place safety, reliability and customer service at the top of our priorities. Our efforts in these areas are borne out by the company’s extraordinary safety results, high reliability indices and favorable responses from customer surveys while controlling costs, as reflected in the downward trend of the prices for the services we provide. In turn, Tampa Electric’s customers have enjoyed declining electric bills each year for the past four years.

We are committed to serving our customers in the manner they deserve and have come to expect. Unfortunately, as all of the Florida utilities have experienced, the pace of the economic recovery has not been what any of us predicted. Since the company’s last base rate proceeding in 20081, the costs of providing service to our customers have increased at a rate that has outpaced growth in the company’s revenues, and the predicted revenues have not come to fruition. The company has successfully managed costs to be relatively constant for many years, despite the recession and inflationary effects. We are now facing higher operating costs, despite our best efforts to extend our constant cost performance. We are concerned that attempts to hold costs flat any longer would put our strong record of providing safe and reliable service at risk. We have made every effort to avoid seeking a rate increase, but now must request an adjustment to the company’s base rates and various charges to continue fulfilling our obligation to serve and to meet our customers’ needs and expectations for safe, reliable and adequate electric service.

[1]	The company’s last base rate case was filed with the Commission in 2008 in Docket No. 080317-EI, with new rates that became effective for meter readings on or after May 7, 2009.

The Honorable Ronald A. Brisé

February 4, 2013

We understand that there is never a good time to seek rate relief and that our customers are also feeling the effects of a difficult economy. It was, therefore, only after thorough and careful consideration of financial projections that we reached the conclusion that we must request Commission approval for an increase in our retail base rates and service charges. Accordingly, pursuant to the provisions of Rule 25-6.140, Florida Administrative Code, Test Year Notification, Tampa Electric submits the following information:

Test Year

In accordance with Rule 25.6.140, F.A.C., we propose the projected 12-month period January 1, 2014, through December 31, 2014, as the appropriate and representative test year for the company’s petition for a permanent increase in its base rates and service charges. The proposed test year is a calendar year that corresponds with the company’s fiscal year. The new rates developed in this rate case are expected to be effective on or after January 1, 2014. The company believes the proposed 2014 projected test year will: (1) most accurately reflect the economic conditions during the first 12 months the new rates will be in effect; and (2) match projected revenues with the projected costs and investment required to provide customers with service during the period following the effective date of the anticipated final order in this proceeding.

Major Factors Necessitating a Base Rate Increase

The major factors driving the need for a rate case include continued growth in rate base and depreciation expense increases, the O&M cost increases discussed earlier and slower than anticipated revenue growth. In short, the growth in revenues is not keeping pace with the growth in O&M and depreciation expense. The following paragraphs provide some of the specific items that are driving increases in our rate base, depreciation expense and O&M cost growth.

During the period of time between Tampa Electric’s last rate case test year and the proposed test year that will form the basis for the company’s forthcoming petition, numerous factors have caused the cost of providing electric service to increase. Among these factors are the addition of more than 170 miles of new power lines and the replacement and repair of electrical infrastructure necessary to meet the needs of existing and new customers. This includes investments of more than $50 million in new 230-kV transmission circuits or rebuilds of existing circuits, as well as additional investments for the installation of more than 4,000 distribution poles. The company has also made significant investments as prescribed by this Commission to harden its infrastructure to lessen storm damage and facilitate efficient service restoration following severe weather.

Costs relating to generating facilities have also changed since the last rate proceeding. Tampa Electric’s philosophy regarding generating assets has always been

The Honorable Ronald A. Brisé

February 4, 2013

to maintain a portfolio of units that are safe, reliable, low cost, environmentally responsible and fuel-diverse. The coal-fired generating units at Big Bend Station have been in service between 28 and 42 years and continue to provide benefits to customers. All of the units have been equipped with air-quality control equipment and have successfully reduced their emissions profile. Some of the systems (notably coal-handling and flue gas desulfurization auxiliaries) have been replaced to ensure reliable service for the remaining life of the units. Over the past several years, the company completed projects totaling approximately $110 million to address these needs.

Tampa Electric has also implemented important new technology projects to improve the efficiency of its operations for the benefit of its customers. These projects include an energy management system used for efficient dispatching of generation, an outage management system to improve outage response times, and a geographical information system that allows linemen and troublemen to quickly locate and repair damaged infrastructure. Finally, the company migrated to Windows 7 and implemented new enterprise resource planning software that replaced outdated systems for greater reliability and efficiency. Other projects include server migrations, mainframe replacement and storage area network switch replacement. The total costs of these beneficial projects were over $50 million.

Our industry and company continue to face increased reliability, environmental and safety regulations. Occupational Safety and Health Administration safety regulations require substantial evaluation of and physical changes to reduce the level of arc flash energy that personnel may be exposed to in the event of equipment failure. The company is completing a series of projects to meet these requirements that total approximately $20 million in capital for this particular requirement alone.

Since passage of the Energy Policy Act of 2005, the electric sector has been subject to mandatory, enforceable, reliability standards under the jurisdiction of the Federal Energy and Regulatory Commission. This has had the continuing effect of increasing the company’s necessary investment in transmission facilities and related technologies and has, likewise, increased the cost to operate and maintain the company’s system, over and above the investment and cost levels included in the company’s last rate proceeding.

In addition to the increase in costs related to the infrastructure noted above, Tampa Electric’s base revenues have not grown as expected. While Tampa Electric continues to add new customers to its system and must build and operate the system to serve them, the company’s revenues are not adequate to offset the higher costs associated with operating and maintaining the system. Per-customer usage has declined significantly since the last base rate proceeding and is a significant driver behind the shortfall in revenues. The resulting imbalance of revenues and costs is further impacted by reduced industrial growth in the company’s service territory. Given these and other factors discussed herein, the company’s base rate revenues simply have not kept pace with increases in investment and operating and maintenance expenses essential to serve our customers’ needs.

The Honorable Ronald A. Brisé

February 4, 2013

By December 2014, Tampa Electric will have invested approximately one billion dollars in plant in-service since June 30, 2009, which was the middle of the test year in our last base rate increase request. The company’s current rates do not reflect almost $700 million of capital invested in assets necessary to provide reliable service to Tampa Electric’s customers.

An appropriate return on common equity (ROE) is essential for a regulated utility to attract capital necessary to make long-term investments that maintain and improve the utility’s quality of service and lower costs to customers over time. The matters described above are working collectively to erode Tampa Electric’s projected earnings. During the last rate case, Tampa Electric provided support for a capital structure and ROE level that benefited our customers by improving access to financial markets and reducing financing costs for the substantial construction program the company was proposing. Those decisions have served the company and customers well and would provide similar benefits considering the company’s capital needs over the next several years. Tampa Electric currently projects that its earned ROE will be approximately seven percent in 2014, without the rate relief it plans to request in its petition. Tampa Electric expects to request that the Commission approve a continuation of the company’s currently authorized ROE of 11.25 percent, with a range of plus or minus 100 basis points.

Actions and Measures Implemented to Avoid a Retail Base Rate Increase

Tampa Electric has worked diligently to keep its costs low in an effort to avoid the need for rate relief. The company continues to pursue efficiency improvements and cost reductions in all areas of its operations.

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The company has continuously reviewed its O&M budgets and planned capital expenditures to eliminate outlays that aren’t essential to meeting the needs and expectations of our customers. We have examined and re-examined costs in an effort to avoid seeking rate relief. In fact, O&M spending has been essentially flat since the last base rate proceeding, despite inflationary pressures, and will remain below the benchmark for the projected 2014 test year.

•	The company has gained operational efficiencies through investment in the company’s generating and transmission assets as well as prudent software investments.

•	The company has operated and anticipates operating with fewer positions in 2014 than what it actually had in 2008.

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The company has managed the inflationary increases associated with labor, material and equipment costs, health care and insurance costs. The company has also been able to offset the higher depreciation costs on its investments that benefit customers despite very limited revenue growth.

The Honorable Ronald A. Brisé

February 4, 2013

Tampa Electric also continues to aggressively implement cost-effective demand-side management (“DSM”) programs. The company has experienced great success with these initiatives. From the inception of its programs in 1980 through the end of 2011, Tampa Electric has achieved 719 MW of winter peak demand reduction, 306 MW of summer peak demand reduction and 770 GWH of annual energy savings. This amount of peak load reduction has eliminated the need for the equivalent of four 180-MW power plants. Based on available data from the Energy Information Administration of the United States Department of Energy for the 2001-through-2010 period, Tampa Electric’s national average ranking for cumulative conservation is at the 89th percentile and is at the 85th percentile for load-management achievements.

These and similar efforts over time have helped keep Tampa Electric’s base rate increases low relative to cost increases of other goods and services. Over the past 20 years, Tampa Electric’s overall bill, when adjusted for inflation, has declined 22 percent versus other consumer staples, such as gasoline, eggs and bread, which have increased 99 percent, 29 percent and 15 percent, respectively.

Tampa Electric has not sacrificed safety or reliability in its efforts to keep rates low for customers. Our strong safety record has improved significantly over the past five years, resulting in Tampa Electric being ranked first among participating members of Southeastern Electric Exchange at the end of the third quarter in 2012. Additionally, Tampa Electric set a company all-time record for safety performance related to injuries on the job in 2012. In terms of reliability, Tampa Electric has maintained strong reliability compared with utilities across the state and the nation. In fact, Tampa Electric has had the fewest service interruptions among Florida investor-owned utilities for the past five consecutive years. Additionally, the duration of the interruptions have either been the lowest or second-lowest of any Florida utility over the same period. On a wider geographical level, Tampa Electric has been in the top quartile nationally for those same metrics, as reflected in Edison Electric Institute’s Electric Reliability Survey issued in June 2012.

Despite these and other measures taken by the company to provide superior service to its customers at below industry-average costs, Tampa Electric has no alternative but to request an increase in its base rates and service charges. The company is currently finalizing its 2014 revenue requirements; however, the company estimates that a $135 million increase will be needed due to the factors discussed above. The average residential bill including the proposed increase will still be lower than the resulting bills from the prior rate case and lower than bills in 2007.

The Honorable Ronald A. Brisé

February 4, 2013

As required by Rule 25-6.140, Tampa Electric must indicate in this letter whether it will request that its petition be processed as a matter of proposed agency action pursuant to Section 366.06(4), Florida Statutes. The company advises that it is not eligible to make such a request because the company’s annual sales to end-use customers exceed 500 gigawatt hours.

Conclusion

Tampa Electric has continued to work very diligently to provide high quality electric service to its retail customers at the lowest possible cost. This focus has succeeded in delaying for as long as possible necessary increases in Tampa Electric’s retail base rates. The base rate relief to be addressed in the company’s petition will be critically important to enable Tampa Electric to continue to provide safe, reliable and adequate electric power and to meet its customer needs while maintaining its financial integrity.

Sincerely,

/s/ Gordon L. Gillette

Gordon L. Gillette, President
Tampa Electric Company

cc:	Florida Public Service Commission (via hand delivery)

Honorable Lisa P. Edgar, Commissioner

Honorable Art Graham, Commissioner

Honorable Eduardo E. Balbis, Commissioner

Honorable Julie Imanuel Brown, Commissioner

Braulio Baez, Executive Director

Charles H. Hill, Deputy Executive Director/Technical

Marshall Willis, Director, Division of Accounting and Finance

Office of Public Counsel (via hand delivery)

J. R. Kelly, Public Counsel